Execution Copy

Exhibit 4.1

PROSPER MARKETPLACE, INC.

AMENDMENT NO. 1 TO 2015 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Prosper Marketplace, Inc. 2015 Equity Incentive Plan (the “Plan”) is made effective as of February 15, 2016. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, immediately prior to the date hereof, the Company consummated a one-for-five forward stock split (the “Stock Split”);

WHEREAS, pursuant to Section 11 of the Plan and the approval of the Administrator, the Company is permitted to make all equitable adjustments to the Plan in connection with Stock Split; accordingly, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan is 8,100,420 Shares, plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) hereof;

WHEREAS, in accordance with Section 14 of the Plan, the Company desires to adjust the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan from 8,100,420 Shares to 24,600,420 Shares, plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) hereof.

WHEREAS, this Amendment has received the requisite approval of the Company’s Board of Directors and stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

“3(a). Reserved Shares. Subject to the provisions of Sections 11 and 12, below, (i) the maximum aggregate number of Shares which may be issued pursuant to all Awards is 24,600,420 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b), and (ii) the maximum aggregate number of Shares which may be issued pursuant to Incentive Stock Options is 24,600,420 Shares plus that number of Shares returned to the Plan as a result of the forfeiture, cancellation or expiration of Prior Awards pursuant to the terms of Section 3(b) (which, together with the 24,600,420 Shares, in no event shall exceed 78,411,020 Shares). The Shares may be authorized, but unissued, or reacquired Common Stock.”

2. Section 11 of the Plan is hereby amended to read in its entirety as follows:

“11. Adjustments. In the event of any stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the Shares or subdivision of the Shares, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per Share of each outstanding Option and SAR, (iii) the number of Shares subject to and the repurchase price per Share subject to each outstanding Restricted Stock Award and Restricted Stock Unit Award, and (iv) the terms of each other outstanding Award shall be automatically proportionately adjusted by the Administrator (or substituted Awards may be made, if applicable); provided, however, that each adjustment to Non-Qualified Stock Options shall satisfy the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) (or any successor regulation) and each adjustment to Incentive Stock Options shall satisfy the requirements of Treas. Reg. § 1.424-1 (or any successor regulation); and provided, further, that the Administrator will make any adjustment to an Award as is required by Section 25102(o) of the California Corporations Code to the extent that the Company is relying upon the exemption afforded thereby with respect to the Award. In the event of any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the Shares payable in a form other than Shares in an amount that has a material effect on the Fair Market Value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Administrator shall make appropriate adjustments, in its discretion, in one or more of (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per Share of each outstanding Option and SAR, (iii) the number of Shares subject to and the repurchase price per Share subject to each outstanding Restricted Stock Award and Restricted Stock Unit Award, and (iv) the terms of each other outstanding Award, and any such adjustment by the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.”

3. Except as specifically amended hereby, the Plan shall continue in full force and effect and is hereby ratified and affirmed.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

PROSPER MARKETPLACE, INC.

By:	/s/ Aaron Vermut
Aaron Vermut
Chief Executive Officer